Exhibit 99.1

Cadence Pharmaceuticals Reports Third Quarter 2008 Financial Results

and Provides Clinical Development Programs Update

SAN DIEGO, CA – November 6, 2008 – Cadence Pharmaceuticals, Inc. (NASDAQ: CADX), a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting, today reported financial results for the third quarter and nine months ended September 30, 2008.

The company also provided an update on the clinical development programs for its two Phase III product candidates - Acetavance™, an intravenous formulation of acetaminophen for the treatment of acute pain and fever, and Omigard™, a topical antimicrobial gel for the prevention of catheter-related infections.

“During the third quarter of 2008, and as previously announced, the Food and Drug Administration (FDA) accepted our revised clinical development plan for Acetavance,” stated Ted Schroeder, President and Chief Executive Officer of Cadence. “The FDA indicated that two previously completed clinical efficacy trials, the Sinatra Study in patients with moderate-to-severe post-operative pain and Study 302 in adult fever, will be sufficient to meet the pivotal clinical trial requirements for submission of a New Drug Application (NDA) for Acetavance. Consequently, during the remainder of the third quarter, we focused on advancing key clinical, regulatory and manufacturing activities towards our goal of filing the Acetavance NDA in the second quarter of 2009.”

“We are pleased to report that during the third quarter of 2008, we completed patient enrollment in two of the three clinical trials remaining to complete our clinical development program for Acetavance – Study 351, an adult safety trial, and Study 102, a pediatric pharmacokinetic trial,” stated James Breitmeyer, M.D., Ph.D., Executive Vice President, Development and Chief Medical Officer of Cadence. “We continue to anticipate completing patient enrollment in the final clinical trial required to complete our Acetavance clinical development program, Study 352 evaluating pediatric safety, by the end of the year.”

In addition, during the third quarter of 2008 Cadence completed patient enrollment in its clinical trial of Acetavance in patients undergoing abdominal laparoscopic surgery (Study 304). Although this trial is not required as part of the Acetavance NDA, the company continues to expect to report topline results from Study 304 in the fourth quarter of 2008.

During the third quarter of 2008, and as previously announced, Cadence also revised the expected timing of its announcement of results from the CLIRS trial, the company’s Phase III clinical trial of Omigard, from the fourth quarter of 2008 to the first quarter of 2009. The revised timeline was prompted by ongoing discussions with the FDA regarding the statistical analysis plan for the CLIRS trial. These discussions, which are being conducted under a Special Protocol Assessment (SPA), must be completed prior to unblinding the data from the trial. If the trial is successful, Cadence plans to file an NDA for Omigard in the second quarter of 2009.

Financial Results

For the third quarter of 2008, Cadence reported a net loss of $13.7 million, or $0.36 per share, compared to a net loss of $13.0 million, or $0.45 per share, for the third quarter of 2007. For the nine months ended September 30, 2008, the company reported a net loss of $43.1 million, or $1.18 per share, compared to a net loss of $37.5 million, or $1.31 per share, for the nine months ended September 30, 2007.

As of September 30, 2008, Cadence held cash and cash equivalents of $61.1 million, which includes the net proceeds from a registered direct offering completed in the first quarter of 2008. As of September 30, 2008, the company’s cash and cash equivalents consisted of money market funds invested solely in U.S. government agency securities and U.S. treasuries.

Total operating expenses for the third quarter of 2008 were $13.7 million, compared to $13.6 million for the third quarter of 2007. The increase was due primarily to personnel-related costs from additional headcount to support the company’s clinical development programs and other costs incurred in preparing for the Acetavance NDA filing, offset by a decrease in spending under the company’s Omigard development program following the completion of patient enrollment in the CLIRS trial in the second quarter of 2008.

For the nine months ended September 30, 2008, operating expenses were $43.0 million, an increase of $3.4 million from the $39.6 million reported for the same period in 2007. This increase was due to increases of $1.1 million in research and development costs (including $0.6 million in stock-based compensation), $1.5 million in general and administrative expenses (including $0.7 million in stock based compensation) and $0.7 million in marketing expenses as Cadence increases headcount in preparation for the potential commercialization of both of its product candidates.

Conference Call and Webcast on November 6, 2008 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time)

Cadence management will host a conference call on November 6, 2008 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Interested investors may participate in the conference call by dialing 866-816-1982 (domestic) or 816-581-1712 (international). To access the webcast, please visit the company’s website at www.cadencepharm.com and go to the Investor Relations page. A replay of the webcast will be available approximately two hours after the call and remain available on the company’s website until the next quarterly financial results call.

About Cadence Pharmaceuticals, Inc.

Cadence Pharmaceuticals is a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting. The company currently has two Phase III product candidates in development, Acetavance™ (intravenous acetaminophen) for the treatment of acute pain and fever, and Omigard™ (omiganan pentahydrochloride 1% topical gel) for the prevention of catheter-related infections. For more information about Cadence’s pipeline, visit www.cadencepharm.com.

Forward-Looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “expects,” “anticipates,” “plans,” “will,” and “assuming,” and similar expressions, are intended to identify forward-looking statements, and are based on Cadence’s current beliefs and expectations. Forward-looking statements include statements regarding: the timeframes in which the company anticipates filing submissions to regulatory authorities seeking marketing authorizations for its product candidates; and the timeframes in which Cadence expects to complete and announce the results of clinical trials of its product candidates. The inclusion of forward-looking statements should not be regarded as a representation by Cadence that any of its plans will be achieved. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in the company’s business, including, without limitation: the FDA may require Cadence to complete additional clinical, non-clinical or other requirements prior to the submission or the approval of NDAs for its product candidates; clinical trials may produce negative or inconclusive results, or may be inconsistent with previously conducted clinical trials; the FDA may not agree with changes in the statistical analysis plan for the CLIRS trial proposed by Cadence; the outcomes of final analyses of data from the company’s clinical trials may vary from the initial analyses, and the FDA may not agree with Cadence’s interpretation of such results; clinical trial data for the company’s product candidates may demonstrate inadequate therapeutic efficacy, or the prevalence or severity of adverse side effects may be greater than anticipated; the company may experience delays in completing important pre-commercialization manufacturing development activities for its product candidates, and may be required to perform additional pre-clinical or clinical testing prior to submitting, or obtaining approval of, NDAs for its product candidates; the performance of third parties on whom Cadence relies, including clinical investigators, expert data monitoring committees, and contract laboratories, research organizations and manufacturing organizations, may be substandard, or they may not successfully carry out their contractual duties or meet expected deadlines; the company may require substantial additional funding to complete its development programs and, if approved, to successfully launch its product candidates, and it may not be able to raise sufficient capital when needed, or at all, particularly in light of the recent, unprecedented volatility in the overall capital markets; and other risks detailed in Cadence’s prior press releases as well as in Cadence’s periodic public filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Cadence undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Cadence™, Acetavance™ and Omigard™ are trademarks of Cadence Pharmaceuticals, Inc.

# # #

Contacts:
William R. LaRue	Anna Gralinska
SVP & Chief Financial Officer	Director, Investor Relations
Cadence Pharmaceuticals, Inc.	Cadence Pharmaceuticals, Inc.
858-436-1400	858-436-1452

CADENCE PHARMACEUTICALS, INC.

(a development stage company)

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Operating expenses:
Research and development	$10,241,943	$10,353,033	$32,463,211	$31,349,828
Marketing	664,143	694,187	2,175,120	1,462,724
General and administrative	2,754,064	2,555,579	8,323,996	6,819,111
Other	509	—	28,766	—

Total operating expenses	13,660,659	13,602,799	42,991,093	39,631,663

Loss from operations	(13,660,659)	(13,602,799)	(42,991,093)	(39,631,663)
Other (expense) income, net	(88,336)	616,364	(71,653)	2,150,941

Net loss	$(13,748,995)	$(12,986,435)	$(43,062,746)	$(37,480,722)

Basic and diluted net loss per share(1)	$(0.36)	$(0.45)	$(1.18)	$(1.31)

Shares used to compute basic and diluted net loss per share(1)	38,116,063	28,637,956	36,371,272	28,530,309

(1)

As a result of the issuance of 9,240,307 shares of common stock pursuant to an effective shelf registration in the first quarter of 2008, there is a lack of comparability in the per share amounts between the 2008 and 2007 periods presented.

CADENCE PHARMACEUTICALS, INC.

(a development stage company)

CONDENSED BALANCE SHEETS

	September 30, 2008	December 31, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$61,062,863	$55,392,921
Restricted cash	2,195,696	1,981,848
Prepaid expenses	337,450	751,046
Other current assets	126,615	208,275

Total current assets	63,722,624	58,334,090
Property and equipment, net	5,930,562	5,139,538
Restricted cash	537,586	885,434
Other assets	153,880	252,963

Total assets	$70,344,652	$64,612,025

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,203,333	$1,974,991
Accrued liabilities	10,362,610	13,901,770
Current portion of long-term debt	8,320,222	5,617,928

Total current liabilities	22,886,165	21,494,689
Deferred rent	1,027,823	1,224,869
Long-term debt, less current portion and discount	7,516,133	13,412,349
Other long-term liabilities	22,048	22,048
Total stockholders’ equity	38,892,483	28,458,070

Total liabilities and stockholders’ equity	$70,344,652	$64,612,025